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                                                                    Exhibit 99.3

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

                                               Company Contacts:
Investor Relations: Financial Media Relations: Patrice Saxon, Investor Relations
Tom Redington       Bob Stone                  858/ 410-2660
Redington, Inc.     The Dilenschneider Group   Gregory Hanson, CFO
203/ 222-7399       212/ 922-0900              858/ 410-2670

        AVANIR PURSUES PHARMACEUTICAL MARKETING AND DEVELOPMENT PARTNERS
                              FOR COLD SORE PRODUCT

   COMPANY REVISES STRATEGY FOR DOCOSANOL FOLLOWING EXPECTED FDA ACTION LETTER

        San Diego, September 28, 1999 -- AVANIR Pharmaceuticals (OTC Bulletin
Board: AVNR) today announced that the U.S. Food and Drug Administration (FDA) issued an action letter confirming the September 16, 1999 teleconference discussion that the company's submissions of additional analyses of docosanol 10% cream clinical data were not adequate to establish effectiveness for the treatment of oral-facial herpes simplex infections, more commonly known as cold sores or fever blisters. The FDA noted they anticipated that one additional adequate and well-controlled study may be sufficient to confirm the effectiveness of the drug. The FDA did not provide any details of its reviews of AVANIR's additional statistical analyses, interpretations and answers to FDA questions submitted between December 1998 and August 1999, but indicated it would explore how it can best make that information available to the company.

        Gerald J. Yakatan, Ph.D., AVANIR's chief executive officer and president, stated, "We are extremely disappointed that, after the FDA reviewed 17 different analyses and presentations of data provided by the company over the last nine months, they did not provide any scientific justification for why the supplemental analyses and presentations failed to satisfy the FDA's concerns. We intend to vigorously seek the scientific justification for the FDA's decision."

        Dr. Yakatan went on to state, "We are accelerating the pursuit of several alternative strategies intended to maximize the value of our development efforts completed to date. Last week we held two meetings with potential prospective pharmaceutical development and/or marketing partners for the product, and we have scheduled two other meetings that will be held shortly. Several pharmaceutical companies have expressed interest in conducting the additional clinical trial if we continue to seek approval as a prescription product, which is one of our alternatives. Simultaneously, we have accelerated discussions with several experienced potential marketing partners that have expressed interest in a reformulated version of the product that can be taken directly to the over-the-counter (OTC) marketplace, which is another alternative. If partnering for our product is unsuccessful, then we will not be able to carry out our commercialization plans unless substantially dilutive capital is raised or we are acquired by another company."

        Earlier this year, AVANIR reported that it would consider alternative strategies for commercialization of a cold sore product in the event of an unfavorable decision by the FDA. Steps taken prior to receiving the FDA's decision included holding preliminary discussions with several potential development or marketing partners for docosanol or some modified version of the company's cold sore product.

        "The biggest concern that we expressed earlier this year was that an extended delay by the FDA in reaching a decision would be very costly for us," Dr. Yakatan stated. "As a small company, we have limited financial resources. The protracted discussions with the FDA in attempting to achieve marketing approval have caused us to delay pursuing any commercialization plan until the discussions were concluded. Given the difficulty in achieving a timely decision by the FDA, we now face extreme financial difficulty in being able to complete the commercialization of the product by ourselves."

        AVANIR also reported that it recently took a number of additional cost-cutting actions to save cash resources while the company pursues the immediate objective to maximize the value of the development efforts for docosanol. Cost-cutting actions included temporary across-the-board cuts in employee salaries, reduced employee benefits, and a freeze on all purchase commitments. Earlier this year, the company reduced its staff by 40 percent.

        AVANIR Pharmaceuticals, based in San Diego, California, is a specialty pharmaceutical company that develops therapeutic compounds found through discovery and in-licensing.

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The information contained in this press release, including any forward looking statements contained herein, should be reviewed in conjunction with the company's Annual Report on Form 10-K/A and other publicly available information regarding the company, copies of which are available from the company upon request. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. Forward-looking statements usually contain the words "anticipate," "intend," "believe" or similar expressions, and are subject to numerous known and unknown risks and uncertainties. In evaluating such statements, prospective investors should carefully review various risks and uncertainties identified in Form 10-K/A. The company may not be able to obtain any partners or the financial resources necessary to provide the additional clinical data or to continue to develop docosanol or any other cold sore product.